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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM 8-A12G/A

                               AMENDMENT NO. 2 TO
                       REGISTRATION STATEMENT ON FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             FIRSTMERIT CORPORATION
             (Exact name of registrant as specified in its charter)


         OHIO                         0-10161                   34-1339938
(State or other jurisdiction of     (Commission        (IRS employer identification
incorporation or organization)       file number)                   number)


III CASCADE PLAZA, AKRON, OHIO                 44308-1103      (330) 996- 6300
(Address of Principal Executive Offices)       (Zip Code)     (Telephone Number)


     Securities to be registered pursuant to Section 12(b) of the Act: NONE



           Securities registered pursuant to Section 12(g) of the Act:
                         PREFERRED SHARE PURCHASE RIGHTS
                                (Title of Class)




                                    Copy to:
                              KEVIN C. O'NEIL, ESQ.
                                BROUSE & MCDOWELL
                            500 First National Tower
                             Akron, Ohio 44308-1471
                                 (330) 434-5207



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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On October 21, 1993, the Board of Directors of FirstMerit Corporation, an Ohio corporation (the "Company"), declared a dividend of one right (a "Right") for each share of common stock, no par value ("Common Shares"), of the Company held of record at the close of business on November 1, 1993 (the "Record Date"), or issued thereafter and prior to the Distribution Date (as defined in the Rights Agreement). The Rights were issued pursuant to a Shareholder Rights Agreement, dated as of October 21, 1993, between the Company and The First National Bank of Ohio, as rights agent (the "Original Rights Agreement"). On July 18, 1996, the Company amended and restated the Original Rights Agreement in its entirety (the "Restated Rights Agreement"). On May 20, 1998, the Company amended the Purchase Price (as defined in the Rights Agreement) to $120, made certain administrative amendments, and also restated the plan. Except for the amendments indicated above, no other changes were made to the plan.

         The Restated Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise) is attached hereto as an exhibit and is incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to the Restated Rights Agreement and such exhibit thereto.

ITEM 2.  EXHIBITS.

         EXHIBIT NO.           DESCRIPTION

            4 Amended and Restated Rights Agreement dated May 20, 1998, including Form of Rights Certificate and of Election to Exercise (Exhibit A) and Certificate of Designations of Series A Preferred Stock (Exhibit
                            B).


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    FIRSTMERIT CORPORATION


Dated:   June 22, 1998              By: /s/ TERRY E. PATTON
                                       ----------------------------------------
                                            Terry E. Patton
                                            Senior Vice President and Secretary


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                             FIRSTMERIT CORPORATION

                                  FORM 8-A12G/A




                                INDEX OF EXHIBITS



EXHIBIT        DESCRIPTION

4 Amended and Restated Rights Agreement dated May 20, 1998, including Form of Rights Certificate and of Election to Exercise (Exhibit A) and Certificate of Designations of Series A Preferred Stock (Exhibit B).



















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